Exhibit 99.2

CERTIFICATE OF THE SECRETARY OF BRIDGEWAY FUNDS, INC.

CERTIFYING RESOLUTIONS REGARDING

APPROVAL OF FIDELITY BOND

THE UNDERSIGNED, duly appointed Secretary of Bridgeway Funds, Inc. (the “Fund”), a Maryland corporation, registered as a management investment company under the Investment Company Act of 1940, as amended, does hereby certify that:

(i) the resolution set forth below was approved by the Board of Directors of the Fund (the “Board”), on May 16, 2008 at a meeting of the Board:

WHEREAS, the Board of Directors of Bridgeway Funds, Inc. has considered relevant factors concerning the Fund’s fidelity bond issued by St. Paul Travelers in the amount of $2,500,000 (the “Fidelity Bond”), which Fidelity Bond is currently in effect with respect to the Company including but not limited to, the value of the aggregate assets of the Company, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Funds’ portfolio and the amount of coverage provided by the Fidelity Bond.

NOW THEREFORE, BE IT RESOLVED, that the Fidelity Bond, which Fidelity Bond provides for coverage for the Funds in the amount of $2,500,000, should provide adequate coverage for the Funds, and such Fidelity Bond, including the premium to be paid by the Funds, is hereby approved by the Board of Directors, including by separate vote a majority of those directors who are not “interested persons” as defined in the 1940 Act, taking into consideration all relevant factors; and be it

FURTHER RESOLVED, that the appropriate officers of the Funds be, and each of them hereby is, authorized to execute and deliver such documents and to make such regulatory filings as may be necessary to effect the fidelity bond coverage contemplated hereby in accordance with the 1940 Act, the rules thereunder and the by-laws of the Company; and be it

FURTHER RESOLVED, that the officers of the Funds are, and each hereby is, designated to make filings with the SEC and give notices as may be required from time to time pursuant to Rule 17g-1(g) and Rule 17g-1(h) under the 1940 Act, and is hereby authorized and directed to make such filings and to provide such notifications.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Fund this 13th day of June, 2008.

BRIDGEWAY FUNDS, INC.

/s/ Debbie Hanna

Debbie Hanna
Secretary